Exhibit 99.1

FOR IMMEDIATE RELEASE

January 27, 2005

Contacts:                         Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

INCREASED FULL YEAR AND FOURTH QUARTER 2004 EARNINGS;

REACHES $2 BILLION IN ASSETS

HIGHLIGHTS

•	Fourth quarter earnings of $6.5 million, up 19% from 4th quarter 2003.

•	Earnings for the year of $22.5 million, up 15% compared with the prior year.

•	Diluted 4th quarter earnings per share of $0.41, up 8% from the prior year.

•	Diluted earnings per share for the year of $1.52, up 11% from last year.

•	Total loans increased $281 million, up 26% from 2003.

•	Average core deposit growth of 22% compared with the prior year.

•	Return on Assets and Return on Equity of 1.17% and 13.25%, respectively, for 2004.

•	Bank of Astoria acquisition completed October 1, 2004.

•	Reached milestone of over $2 billion in assets.

TACOMA, Washington—Columbia Banking System, Inc. (Nasdaq: COLB) today announced increased net income for the fourth quarter ended December 31, 2004 of $6.5 million, an increase of 19% compared to $5.4 million for the fourth quarter of 2003. On a diluted per share basis, net income for the fourth quarter was $0.41, an increase of 8% from $0.38 in 2003. Return on average assets and return on average equity for the fourth quarter 2004 were 1.19% and 12.63%, respectively, compared to 1.25% and 14.80%, respectively, for last year. Total nonperforming assets decreased $6.3 million, or 41%, to $9.1 million at December 31, 2004 from $15.4 million at December 31, 2003. Return on average equity for the year was 13.25%, down from 13.83% for 2003. The slight decrease in ROE for the year was primarily due to the increase in shareholder equity related to the acquisition of the Bank of Astoria in the fourth quarter 2004. Net income for the year 2004 was $22.5 million, an increase of $3.0 million, up 15% compared to $19.5 million for 2003. On a diluted per share basis, net income for 2004 was $1.52, compared with $1.37, an increase of 11% over the same period last year. Return on average assets for the year 2004 was 1.17%, up from 1.15% for 2003.

Melanie J. Dressel, President and Chief Executive Officer, said “We are pleased to see our profitability continue to improve for the fourth quarter and full year 2004 as a result of increased interest income, loan growth and rising short-term rates. This is in spite of significant expenses related to documentation compliance with Section 404 of the Sarbanes-Oxley Act.”

Ms. Dressel said, “On October 1, 2004, we completed the acquisition of the Bank of Astoria, a 5-branch commercial bank headquartered in Astoria, Oregon with $170 million in assets. We are delighted to have such a high quality organization join our team. Bank of Astoria is continuing to operate under its existing name and locations with the same local management and board of directors.”

“Total loans at December 31, 2004 reflected a significant increase from the prior year,” Ms. Dressel continued. “Compared to a year ago, outstanding loans are up $281million. The Bank of Astoria portfolio added over $100 million in loans. Our existing loan production staff throughout our market area, including our expanded King County team, generated the remainder. We recently added nine experienced bankers who came to us when Washington Mutual discontinued its business banking operation.”

Ms. Dressel further noted, “The increases in the prime rate have had a positive impact on our net interest income, as over 40% of our loans are tied to prime and other related indices. We have been able to lower our cost of funds and manage our net interest margin through our continued growth in core deposits, which comprise over 74% of our total deposits.”

At December 31, 2004, Columbia’s total assets were $2.2 billion, an increase of 25% from $1.7 billion at December 31, 2003. Total loans were $1.4 billion at December 31, 2004, up 26% from December 31, 2003, and total securities increased $119 million to $643 million at December 31, 2004, an increase of 23% from the prior year. Total deposits increased 21% from December 31, 2003, ending at $1.9 billion at December 31, 2004. Core deposits at December 31, 2004 were $1.4 billion, an increase of $284 million, or 26%, compared with 2003.

Operating Results

Quarter Ended December 31, 2004

Net Interest Income

Net interest income for the fourth quarter of 2004 increased 26% to $20.5 million, from $16.2 million for the three months ended December 31, 2003. This was primarily due to higher average earning assets during this period, coupled with increases in the prime lending rate, and lower funding costs from increased core deposits. The net interest margin increased to 4.26% in the fourth quarter of 2004, from 4.16% for the same period last year.

Average interest-earning assets grew to $1.97 billion, or 24%, during the fourth quarter of 2004, compared with $1.59 billion in the fourth quarter of 2003. The yield on average interest-earning assets increased 7 basis points (a basis point equals 1/100 of 1%) to 5.32% during the fourth quarter of 2004 compared with 5.25% during the same period of 2003. In comparison, average interest-bearing liabilities increased $287 million to $1.53 billion compared to a year ago. The cost of average interest-bearing liabilities decreased 3 basis points to 1.36% during the fourth quarter of 2004, from 1.39% in the same period of 2003.

For the twelve months ended December 31, 2004, net interest income increased 13% to $71.9 million from $63.9 million in 2003. During 2004, the Company’s net interest margin decreased to 4.19% from 4.23% for 2003. Average interest-earning assets grew to $1.77 billion during 2004, compared with $1.54 billion for the same period of 2003. The yield on average interest-earning assets decreased 32 basis points to 5.21% during 2004, from 5.53% in 2003. In comparison, average interest-bearing liabilities grew to $1.39 billion compared with $1.24 billion for 2003. The cost of average interest-bearing liabilities decreased 30 basis points to 1.31% during 2004 from 1.61% in 2003.

Noninterest Income

Noninterest income for the fourth quarter of 2004 increased $459,000 or 8% over the same period in 2003, and decreased $540,000, or 2%, for the full year of 2004 compared with the year 2003.

The increase during the fourth quarter is due primarily to increases in service charges and other fees and continuing growth in merchant services income. The decreases in noninterest income during the full year of 2004 were primarily due to decreases in home refinancing activity. Merchant services income increased $1.2 million to $7.3 million for the year ended December 31, 2004, compared to $6.1 million for the same period in 2003.

Noninterest Expense

Total noninterest expense for the fourth quarter of 2004 was $16.7 million, an increase of 20% from $13.9 million for the same period in 2003. Noninterest expense for the full year 2004 was $61.3 million, an increase of 10% from $56.0 for the full year 2003. These increases included costs of implementing the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes”). The Company has incurred Sarbanes expenditures of $1.0 million year-to-date, excluding Sarbanes audit expenses; $254,000 was expensed in the fourth quarter of 2004. These expenses should continue at a lower level into subsequent quarters in 2005, as requirements are implemented. Noninterest expense during the fourth quarter of 2004 increased primarily due to the purchase of the Bank of Astoria and the investment in the expansion of our King County team. The Company also experienced higher group health insurance rates and state employment taxes in its employee benefit expenses.

Sarbanes-Oxley 404 external implementation expenses for the fourth quarter 2004 were $254,000, and total $1.0 million for the full year 2004, exclusive of audit expenses. Excluding the Sarbanes implementation expenses, pro-forma net income for the fourth quarter 2004 was $6.6 million, up 22% from $5.4 million for the fourth quarter of 2003. Pro-forma earnings per share were $0.42 per diluted share, an increase of 11% from $0.38 per diluted share one year ago. For the year 2004, pro-forma net income was $23.2 million, an increase of 19% from $19.5 million for the year 2003; pro-forma net income on a diluted per share basis for the year 2004 was $1.57 compared with $1.37 for 2003, an increase of 15%. The pro-forma efficiency ratio for the fourth quarter 2004 was 60.46% compared to 62.84% for the fourth quarter of 2003; the pro-forma efficiency ratio for the year 2004 was 62.12% compared to 62.86% for the same period last year.

Nonperforming Assets and Loan Loss Provision

Nonperforming assets decreased $6.3 million to $9.1 million from $15.4 million at year-end 2003, primarily due to decreases in nonaccrual loans, which decreased $5.0 million, or 38%, to $8.2 million at December 31, 2004.

Nonperforming loans were $8.4 million, or 0.62% of total loans (excluding loans held for sale) at December 31, 2004, compared to $13.3 million, or 1.23% of total loans at December 31, 2003. For the quarter, nonperforming loans rose slightly, from 0.51% as of September 30, 2004 to 0.62% as of December 31, 2004. Most of the increase centered in the commercial business category, which was negatively affected by events surrounding a single relationship, and resulted in the increase in nonaccrual loans and the increase in net loan charge-offs for the fourth quarter and the full year 2004. Ms. Dressel said, “Our credit quality measures continue to move in a positive direction and remain some of the strongest in the Company’s history”.

The provision for loan losses was $445,000 for the fourth quarter of 2004; the Company made no provision for loan losses in the fourth quarter of 2003. The increase in the provision for loan losses was primarily due to the increases in loan volume during the fourth quarter, 2004. For 2004 the loan loss provision was $995,000 compared to $2.9 million for the full year 2003.

The allowance for loan losses as a percentage of loans (excluding loans held for sale at each date) decreased to 1.46% at year-end 2004 as compared to 1.88% at year-end 2003, primarily due to improved credit quality and the previously mentioned increase in loan balances. In addition, the allowance for loan losses was positively impacted by a 41% decrease in nonperforming assets from 2003. At year-end, the allowance for loan losses to nonperforming loans increased to 235% compared to 153% at December 31, 2003. Ms. Dressel said, “We continue to maintain a conservative approach to credit quality and will continue to prudently add to our loan loss allowance as necessary to ensure we maintain appropriate reserves.”

Ms. Dressel continued, “The year 2004 brought the opportunity to expand our footprint as well as deepen our strength in existing markets. We have always strived to attract and hire the most experienced bankers in our market areas. We benefited from the addition of the Bank of Astoria team and the additions to our King County lending team. We believe both will continue to add value to our organization.”

Ms. Dressel further noted, “In early 2005, we will extend our footprint by adding a branch in University Place. We will continue our strategy of leveraging our strong base of branches in both Washington and Oregon, focusing on increasing market share in the communities we serve.”

Conference Call

Columbia will discuss the quarterly and year-end results on a conference call on Thursday, January 27, 2005 at 1:00 PST. Interested investors, analysts, media representatives and the public are invited to listen to this discussion by calling 1-800-322-1106. A conference call replay will be available from approximately 4:30 p.m. PST on January 27 through midnight PST on Thursday, February 3, 2005. The conference call replay can be accessed by dialing 1-800-642-1687 and entering access code 3584539.

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned bank subsidiaries are Columbia Bank and Bank of Astoria, which was acquired October 1, 2004. Columbia Bank is a Washington state-chartered full-service commercial bank with 34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. Columbia Banking System Inc.’s Annual Meeting of Shareholders will be held at 1:00 PDT on April 27, 2005 at the Greater Tacoma Convention & Trade Center, 1500 Broadway, Tacoma, WA 98402.

# # #

Note Regarding Forward-Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2004	2003	2004	2003
Earnings
Net interest income	$20,528	$16,245	$71,943	$63,867
Provision for loan loss	445		995	2,850
Noninterest income	5,923	5,464	22,244	22,784
Noninterest expense	16,737	13,931	61,326	55,960
Net income	6,465	5,431	22,513	19,522

Per Share
Net income (basic)	$0.42	$0.39	$1.55	$1.39
Net income (diluted)	0.41	0.38	1.52	1.37

Averages
Total assets	$2,156,030	$1,724,573	$1,919,573	$1,696,417
Interest-earning assets	1,973,690	1,588,762	1,769,470	1,544,869
Loans	1,320,260	1,081,513	1,186,506	1,128,941
Securities	650,411	497,380	552,742	401,594
Deposits	1,854,809	1,532,063	1,690,513	1,483,173
Core deposits	1,381,334	1,082,843	1,238,536	1,017,126
Shareholders’ Equity	203,679	145,593	169,853	141,129

Financial Ratios
Return on average assets	1.19%	1.25%	1.17%	1.15%
Return on average equity	12.63%	14.80%	13.25%	13.83%
Net interest margin	4.26%	4.16%	4.19%	4.23%
Efficiency ratio (tax equivalent) (1)	61.40%	62.84%	63.20%	62.86%
Average equity to average assets	9.45%	8.44%	8.85%	8.32%

			December 31,
			2004	2003
Period end
Total assets			$2,179,280	$1,744,347
Loans			1,359,743	1,078,302
Allowance for loan losses			19,881	20,261
Securities			643,060	523,864
Deposits			1,864,028	1,544,626
Core deposits			1,382,235	1,098,237
Shareholders’ equity			204,900	150,372
Book value per share			13.14	10.66

Nonperforming assets
Nonaccrual loans			$8,222	$13,255
Restructured loans			227
Personal property owned				691
Real estate owned			680	1,452

Total nonperforming assets			$9,129	$15,398

Nonperforming loans to period-end loans			0.62%	1.23%
Nonperforming assets to period-end assets			0.42%	0.88%
Allowance for loan losses to period-end loans			1.46%	1.88%
Allowance for loan losses to nonperforming loans			235.31%	152.86%
Allowance for loan losses to nonperforming assets			217.78%	131.58%
Net loan charge-offs			$2,742 (2)	$1,760 (2)

(1)      Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities and net cost (gain) of OREO.

(2)      For the year ended December 31, 2004 and 2003, respectively.

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Three Months Ended
(in thousands, except per share amounts)	Dec 31 2004	Sept 30 2004	Jun 30 2004	Mar 31 2004	Dec 31 2003
Earnings
Net interest income	$20,528	$17,567	$16,976	$16,872	$16,245
Provision for loan loss	445	250		300
Noninterest income	5,923	5,336	5,871	5,114	5,464
Noninterest expense	16,737	15,061	15,179	14,349	13,931
Net income	6,465	5,483	5,414	5,151	5,431

Per Share
Net income [basic]	0.42	0.38	0.38	0.36	0.39
Net income [diluted]	0.41	0.38	0.37	0.36	0.38

Averages
Total assets	$2,156,030	$1,885,892	$1,858,082	$1,776,056	$1,724,573
Interest-earning assets	1,973,690	1,742,778	1,716,825	1,642,635	1,588,762
Loans	1,320,260	1,147,746	1,150,611	1,126,363	1,081,513
Securities	650,411	550,203	498,553	510,756	497,380
Deposits	1,854,809	1,681,896	1,664,497	1,559,140	1,532,063
Core deposits	1,381,334	1,243,860	1,218,528	1,108,794	1,082,843
Shareholders’ Equity	203,679	162,133	158,331	154,981	145,593

Financial Ratios
Return on average assets	1.19%	1.16%	1.17%	1.17%	1.25%
Return on average equity	12.63	13.45	13.75	13.37	14.80
Net interest margin	4.26	4.13	4.10	4.25	4.16
Efficiency ratio (tax equivalent)	61.40	64.14	64.18	63.36	62.84
Average equity to average assets	9.45	8.60	8.52	8.73	8.44

Period end
Total assets	$2,179,280	$1,936,048	$1,861,623	$1,801,353	$1,744,347
Loans	1,359,743	1,165,340	1,130,508	1,131,531	1,078,302
Allowance for loan losses	19,881	19,927	19,769	19,958	20,261
Securities	643,060	608,939	487,407	508,046	523,864
Deposits	1,864,028	1,688,437	1,671,545	1,603,378	1,544,626
Core deposits	1,382,235	1,246,958	1,227,948	1,147,246	1,098,237
Shareholders’ equity	204,900	169,939	155,674	163,016	150,372

Book value per share	13.14	11.90	10.92	11.45	10.66

Nonperforming assets
Nonaccrual loans	$8,222	$5,743	$5,255	$12,715	$13,255
Restructured loans	227	239	251
Personal property owned		615	639	635	691
Real estate owned	680	680	781	1,056	1,452

Total nonperforming assets	$9,129	$7,277	$6,926	$14,406	$15,398

Nonperforming loans to period-end loans	0.62%	0.51%	0.49%	1.12%	1.23%
Nonperforming assets to period-end assets	0.42%	0.38%	0.37%	0.80%	0.88%
Allowance for loan losses to period-end loans	1.46%	1.71%	1.75%	1.76%	1.88%
Allowance for loan losses to nonperforming loans	235.31%	333.12%	359.04%	156.96%	152.86%
Allowance for loan losses to nonperforming assets	217.78%	273.84%	285.43%	138.54%	131.58%
Net loan charge-offs	$1,858	$92	$189	$603	$70

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Columbia Banking System, Inc.

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands except per share)	2004	2003	2004	2003
Interest Income
Loans	$19,840	$15,985	$68,908	$69,427
Securities available for sale	5,905	4,567	20,718	14,166
Securities held to maturity	22	34	103	162
Deposits with banks	15	23	337	145

Total interest income	25,782	20,609	90,066	83,900

Interest Expense
Deposits	4,628	4,068	16,537	18,304
Federal Home Loan Bank advances	267	36	370	652
Long-term obligations	324	260	1,162	1,077
Other borrowings	35		54

Total interest expense	5,254	4,364	18,123	20,033

Net Interest Income	20,528	16,245	71,943	63,867
Provision for loan losses	445		995	2,850

Net interest income after provision for loan losses	20,083	16,245	70,948	61,017

Noninterest Income
Service charges and other fees	2,721	2,514	10,547	10,072
Mortgage banking	473	439	1,806	3,746
Merchant services fees	1,854	1,613	7,259	6,108
Gain (loss) on sale of investment securities, net		222	(6)	222
Bank owned life insurance (BOLI)	384	388	1,318	1,539
Other	491	288	1,320	1,097

Total noninterest income	5,923	5,464	22,244	22,784

Noninterest Expense
Compensation and employee benefits	8,743	7,512	32,228	29,657
Occupancy	2,451	2,060	8,437	8,728
Merchant processing	763	620	2,984	2,461
Advertising and promotion	359	326	2,002	1,745
Data processing	625	493	2,319	1,918
Legal & professional services	998	449	3,312	1,831
Taxes, licenses & fees	425	411	1,635	1,670
Net cost (gain) of other real estate owned	2	41	(13)	139
Other	2,371	2,019	8,422	7,811

Total noninterest expense	16,737	13,931	61,326	55,960

Income before income taxes	9,269	7,778	31,866	27,841
Provision for income taxes	2,804	2,347	9,353	8,319

Net Income	$6,465	$5,431	$22,513	$19,522

Net income per common share:
Basic	$0.42	$0.39	$1.55	$1.39
Diluted	0.41	0.38	1.52	1.37
Dividends paid per common share	0.07	0.05	0.26	0.15
Average number of common shares outstanding	15,570	14,073	14,558	14,039
Average number of diluted common shares outstanding	15,846	14,298	14,816	14,215

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited)

(in thousands)			December 31, 2004	December 31, 2003
Assets
Cash and due from banks			$54,287	$49,685
Interest-earning deposits with banks			369	949

Total cash and cash equivalents			54,656	50,634

Securities available for sale at fair value (amortized cost of $627,396 and $509,989 respectively)			629,198	509,200
Securities held to maturity (fair value of $3,199 and $4,708 respectively)			3,101	4,548
Federal Home Loan Bank stock			10,761	10,116
Loans held for sale			6,019	10,640
Loans, net of unearned income of ($2,839) and ($2,437) respectively			1,359,743	1,078,302
Less: allowance for loan losses			19,881	20,261

Loans, net			1,339,862	1,058,041

Interest receivable			9,582	6,640
Premises and equipment, net			44,774	50,692
Real estate owned			680	1,452
Goodwill			31,263
Other assets			49,384	42,384

Total Assets			$2,179,280	$1,744,347

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$392,173	$317,721
Interest-bearing			1,471,855	1,226,905

Total deposits			1,864,028	1,544,626

Federal Home Loan Bank advances			68,700	16,500
Other borrowings			2,500
Long-term subordinated debt			22,246	22,180
Other liabilities			16,906	10,669

Total liabilities			1,974,380	1,593,975

Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding

	December 31, 2004	December 31, 2003

Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	15,594	14,105	161,185	112,675
Retained earnings			42,552	38,210
Accumulated other comprehensive loss -
Unrealized gains (losses) on securities available for sale, net of tax			1,163	(513)

Total shareholders’ equity			204,900	150,372

Total Liabilities and Shareholders’ Equity			$2,179,280	$1,744,347